Exhibit 99.1

NAVISTAR PROVIDES UPDATE ON ITS GOAL TO ACHIEVE $15 BILLION
IN REVENUES WITH 10 PERCENT SEGMENT MARGINS BY 2009

Reaffirms Guidance That 2006 Results Will Exceed $5.38 Per Share

WARRENVILLE, Ill. -- June 7, 2006 -- Navistar International Corporation (NYSE: NAV), the nation’s largest combined commercial truck and mid-range diesel engine producer, today provided the investment community with an update on the company’s strategies and achievements, including the outlook for 2006, and certain operating metrics.

Daniel C. Ustian, Navistar chairman, president and chief executive officer, will provide detail about how Navistar is delivering on its goal of achieving $15 billion in revenues with 10 percent segment margins by 2009 with good returns at all points of the business cycle.

“We are aggressively implementing a plan to deliver on our commitments with great products, achieving a competitive cost structure and delivering profitable growth,” Ustian said. “By leveraging what we have and utilizing what others have built, we believe we can make this strategy a reality.”

Ustian reaffirmed that the company expects diluted earnings per share for fiscal year 2006 will exceed $5.38 per share and said the company plans to provide more information on a regular basis as the year progresses.

“Our company continues to capitalize on the strength of the industry and to build on our core business through growth in markets that are counter cyclical to our heavy truck business such as the military,” Ustian said.

According to Ustian, the company has introduced eight new vehicles in the past 18 months, all built off of existing platforms, giving the company the opportunity to capture additional market share in niche markets with minimal investment. In addition, the new ProStar™ heavy truck, which is scheduled to go into production later this year, has already received rave reviews from dealers and trade media.

Ustian added that joint ventures and collaboration with other manufacturers also give the company the ability to achieve additional scale.

Exhibit 99.1 (continued)

“India is one of the fastest growing truck markets today and through our joint venture with Mahindra and Mahindra, we are developing new trucks and buses for that market and we will be able to leverage our combined extensive distribution network to reach other parts of the world,” Ustian said. “Our collaboration with MAN AG of Germany in the development of our own MaxxForce™ big bore engine represents another key step in allowing us to control our own destiny.”

International’s MaxxForce™ big bore engine, with improved fuel economy, is scheduled to be launched at the end of 2007.

“There has been much speculation about an anticipated market decline in 2007 because of increased 2006 buying ahead of the stricter emission regulations that go into effect at year end,” Ustian said. “Regardless of overall market conditions, we should have an edge on the competition because we will be introducing two products that offer new and exciting features as well as improved fuel economy. The ProStar debuts at the beginning of 2007 and our MaxxForce™ big bore engine will debut at the end of 2007. ”

Turning to current operations, Ustian said worldwide shipments of International® brand medium and heavy and severe service trucks and IC brand school buses during the first six months of fiscal 2006 totaled 63,400 units, a gain of 3.7 percent over the 61,100 units in the first six months a year ago. Combined market share for the second quarter was 27 percent, the same as for all of fiscal 2005 and nearly 3 percentage points higher than in the first quarter of 2006.

International’s combined share of total industry order receipts reached 32 percent in the second quarter of 2006, supporting the strong second half anticipated by the company, Ustian said.

Company officials will hold a conference call with analysts today beginning at 9:00 a.m. CDT to review operating metrics as well as the outlook for 2006. The call can be accessed via the company’s Web site, www.internationaldelivers.com and clicking on the link on the investor relations page. A series of questions and answers dealing with company operations is attached to the end of this news release

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

Exhibit 99.1 (continued)
Forward Looking Statements

Information provided and statements contained in the presentation that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of the presentation and the company assumes no obligation to update the information included in the presentation. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions , including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 8-K filed on April 12, 2006. In addition, until the previously announced review by the company of its accounts is concluded, no assurance can be given with respect to the financial statement adjustments, impacts and period resulting from such review, if any, nor can there be any assurance that additional adjustments to the financial statements of the company will not be identified.

Note concerning June 7 conference call: Investors are advised to log on to the Web site at least 15 minutes prior to the start of the Web cast to allow sufficient time for downloading any necessary software. The financial and statistical information provided as part of the call will be available to investors on the investor relations page of the company’s Web site prior to the start of the Web cast. The Web cast will be available for replay at the same Web address within 24 hours following its conclusion and will be available until midnight September 7, 2006.

Q1: How do you plan on keeping the investment community updated on your operational progress?
A:  With our call on June 7th, we are resuming our quarterly conference calls and we plan to continuously increase the amount of information we can release to the public as permitted throughout the restatement process.

Q2: How long will it take to restate the financials?
A: We have put together an aggressive project plan that projects we will file the 2006 10K in mid-January 2007. Shortly before this we intend to file the 2002 through 2004 restatements and the 2005 10K. The targeted completion dates may change as the process of finalizing the financial statements proceeds.

Q3: What are the areas that will be restated? Can you give us any examples?
A: Among the items being reviewed are accounting for capital versus operating leases; consolidations of affiliates; the adequacy of amounts recorded for asbestos liabilities; the timing of revenue recognition; the accounting for deferred income tax assets; the

Exhibit 99.1 (continued)
accounting for customer and vendor settlements; application of depreciation method; intercompany accounts reconciliations; inventory valuations; accounts payable at the company's Canadian and Mexican subsidiaries; and the company's presentation of  reportable business segments. Matters that the company has identified to date as requiring restatement will result in certain income and expense items being allocated to different periods and include accounting for product development programs; accounting for supplier rebates and warranty recoveries; accounting for truck warranty work to be provided by the company outside of the terms of contractual arrangements; and shifting of expense amounts between periods at one of the company’s foundry operations. The company’s review process continues and matters identified at this stage and any assessment of the nature, scope or amount of restatements are preliminary and subject to change. The company’s review will likely result in the identification of additional items requiring correction in the restated results.

Q4: What is the process with the NYSE when you are a late filer?
A: Navistar is engaged in regular discussions with the NYSE staff regarding the status of the restatement and continued listing through completion of the restatement. Until Navistar is current with its SEC periodic reporting requirements, the NYSE will identify Navistar as a late filer on its Web site and will disseminate on the consolidated tape an indicator of the company's late-filer status. Under the listing standards of the NYSE, the NYSE may initiate a delisting proceeding when a listed company fails to file its Annual Report on Form 10-K with the SEC in a timely manner. The current standards allow for the NYSE to continue a listing for up to six months from the due date of the filing (i.e., until August 7th, 2006 in the case of Navistar’s 2005 Form 10-K filing), subject to ongoing monitoring by the NYSE. The NYSE, at its sole discretion, may extend the listing for up to an additional six months, depending on the company’s circumstances. Under the rules of the NYSE, Navistar would have the right to a review of any decision to delist by a committee of the NYSE Board of Directors.

Q5:  Why did you change auditors to KPMG?
A: We are committed to working diligently to complete our restatements and the 2006 10K by January 2007. We engaged KPMG because we believe they are best suited to help us reach that goal. We are pleased that KPMG accepted the audit engagement. They have devoted high caliber individuals, including four partners, to this audit. Collectively, we have aggressively established dates for completing the 2006 and 2005 audits and the 2002-2004 restatements. We are confident that their experience in project management will help us through this process. While we work through this process we intend to provide quality information to our investors.

Q6: What is your class 6-8 industry outlook for 2006?
A: Our 2006 fiscal year-end industry forecast has been revised upward from 425,000 units to a range of 435,000 to 440,000 units. We believe Heavy will reach 229,000 units and Severe 75,000 units, making total Class 8 trucks 304,000 units. Class 6-7 trucks should range from 106,000 to 108,500 units, and school bus should range from 25,000 to 27,500 units. Our great products, competitive cost structure and profitable growth strategies are enabling us to take full advantage of this marketplace.

Q7: Some of the smaller suppliers and at least one other Truck OEM expect the 2007 class 8 market to be down 15 - 20 percent off from their original projection of 25-30 percent due to a perceived stronger economy. What are your thoughts on the 2007 industry?
A: Right now we forecast Class 8 trucks being down 30 percent and Class 6-7 medium

Exhibit 99.1 (continued)

trucks being down 10-15 percent. Based on the flexibility in our operations, we believe we will be prepared. If the industry decrease is softer then we projected, we will adjust our operations to meet demand.

Q8: You have a goal to reduce cost by $6,000 per truck and $600 per engine by 2009. Can you update us on your progress?
A: Due to the restatement process, we cannot give progress to the specific goals, but based on our strategic initiatives in global sourcing, growing scale, strategic partnering with other, and a continued focus on manufacturing efficiencies we believe we are on track if not ahead to meet these goals by 2009.

Q9:  What is happening with your military business?
A: We continue to deliver re-buys on our current contracts. Additionally, we are pursuing current opportunities with Tacom by actively participating on bids. Under FTTS, we are on target to deliver a demonstrator vehicle to the military in November 2006. We are also participating on joint light tech vehicle bids.

Q10: Have you seen any year-over-year steel price increases in 2006?
A: For the first six months, our costs reflect $31 million of steel price increases. We have been able to recover these increases in the marketplace.

Q11: Why did you partner with MAN for your 11-Liter and 13-Liter engines?
A: We examined several possibilities across the world before deciding to collaborate with MAN on big bore diesels. We chose MAN because they have a great reputation and history in building diesel engines - in fact Rudolf Diesel, the inventor of diesel engines, made his first engine at MAN. We saw that MAN had developed a state-of the-art big bore diesel engine in Europe from which we could derive a North American engine by leveraging our expertise in advanced emission technologies and our knowledge of the market. We also saw that both companies could achieve significant cost benefits by collaborating and gaining scale in product development and global component sourcing.

Q12: What is your existing relationship with MAN?
A:  We announced on December 6, 2004, that International and MAN had signed a collaboration pact for design, development, sourcing and manufacturing of components and systems for commercial trucks, including a range of diesel engines. We announced on February 17, 2005, that we are working together to develop and produce 11- and 13- liter diesel engines, which will be available in the fall of 2007. Since that time we have been collaborating well with MAN and we continue to look for opportunities to work together to develop additional products for other markets.

Q13: What is your interest rate now and what was it before?
A: Prior to the bridge facility loan, the average debt interest rate was approximately 7 percent. Currently the bridge facility carries an interest expense of 3 month Libor plus a spread based on the current credit rating. Our current credit rating has a spread of 500 basis points. The 9 3/8 percent, 7 1/2 percent, and 6 1/4 percent Senior Notes and 4 3/4 percent Convertible Notes, for the most part, have been taken out with bridge loan facility. This equates to approximately $46 million additional interest expense. With our working capital generations, we intend to pay off $400 million of the bridge facility by the end of 2006.

Exhibit 99.1 (continued)

Q14: Can you give us any update on your statement that you will exceed $5.38 EPS now that you raised your industry guidance from 425,000 units to 435,000-440,000 units?
A:  Our guidance remains at exceeding $5.38 EPS. We will take into consideration the increased industry volume. Additionally, we would like to point out that we expect to hit this guidance despite higher interest and restatement expenses.